Exhibit 99.1

NEWS RELEASE

HECLA REPORTS THIRD QUARTER 2024 RESULTS

New CEO takes reins, record silver segment revenues, deleveraging continues

For The Period Ended: September 30, 2024

For Release: November 6, 2024

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) ("Hecla” or the “Company") today announced third quarter 2024 financial and operating results.

THIRD QUARTER HIGHLIGHTS

Operational

•	Produced 3.6 million silver ounces and 32,280 ounces of gold.
•	Keno Hill produced 0.6 million ounces of silver, with 2.1 million ounces produced in the first nine months of the year, at an average mill throughput of 314 tons per day (”tpd”).
•	Sold 98,792 pounds of payable copper at Greens Creek.
•	2024 guidance for silver production decreased and cost guidance increased, gold production and cost guidance affirmed.

Financial

●	Revenues of $245.1 million, second highest in Company history, 45% from silver and 32% from gold.
●	Net income applicable to common stockholders of $1.6 million or $0.00 per share; adjusted net income applicable to common stockholders of $19.7 million or $0.03 per share.[1]
●	Reduced total debt by $50.6 million; achieved the second highest quarterly Adjusted EBITDA, improving the net leverage ratio* to 1.8.[5]
●	Cash provided by operating activities of $55.0 million; strong free cash flow generation at Greens Creek and Lucky Friday.[2]
●	Greens Creek generated $54.1 million in cash flow from operations and $46.9 million in free cash flow.[2]
●	Lucky Friday generated $34.4 million in cash flow from operations and $23.2 million in free cash flow (including $14.8 million in insurance receipts).[2]
●	Collected the remaining $14.8 million of Lucky Friday's underground insurance claim of $50 million.
●	Consolidated silver total cost of sales of $132.7 million; cash cost and all-in sustaining cost ("AISC") per silver ounce (each after by-product credits) of $4.46 and $15.29, respectively.[3,4]
●	Declared silver-linked quarterly dividend of $0.01 per share, reflecting a quarterly realized silver price between $25 and $30 per ounce, for a total cash dividend of $0.01375 per common share.

Exploration

●

At Keno Hill, over 9,800 feet of definition drilling was completed. Drilling continues to intersect high-grade silver mineralization over significant widths and highlights the potential for high-grade silver mineralization in the district. Highlights include:

●	Bermingham Footwall Vein: 63.8 oz/ton silver, 6.7% lead, and 6.4% zinc over 10.2 feet
●	Includes: 99.6 oz/ton silver, 10.7% lead, and 9.8% zinc over 6.4 feet
●	Flame & Moth Vein 1: 71.6 oz/ton silver, 11.6% lead, and 11.2% zinc over 14.8 feet

* Net Leverage ratio is calculated as current debt, long-term debt and finance leases less cash to 12 month trailing adjusted EBITDA .

●	At Greens Creek, over 27,000 feet of drilling was completed, focused on resource conversion and extension of mineralization. Highlights include:
●	200 South Zone: 74.0 oz/ton silver, 0.03 oz/ton gold, 4.7% zinc, and 2.2% lead over 33.8 feet
●	Southwest Bench: 51.4 oz/ton silver, 0.52 oz/ton gold, 9.3% zinc, and 4.9% lead over 19.0 feet

"Hecla produced 3.6 million ounces of silver in the third quarter, bringing year-to-date production to 12.3 million ounces. Lucky Friday had a strong quarter as the mill achieved the second-highest throughput in its 80-year history after a record last quarter," said Cassie Boggs, Interim President and CEO. "While Greens Creek’s silver production was lower than anticipated due to five days of unplanned mill maintenance in the third quarter, our team was able to complete the maintenance quickly and complete a portion of our fourth quarter scheduled maintenance simultaneously. Strong performance from our silver operations has generated free cash flow of $170 million year-to-date, which along with opportunistic use of our ATM program, has allowed us to substantially repay outstanding borrowings on our revolving credit facility, reducing total debt by $50.6 million.”

Boggs continued, “At Keno Hill, we have already mined more than 2.5 million ounces and produced 2.1 million ounces of silver this year, putting us on track to meet our production guidance for this year. We are prioritizing building the foundation for this operation's future to operate in Yukon successfully, which includes improving safety and environmental practices and, importantly, valuing the perspectives of the Yukon Government and the First Nation of Na-Cho Nyäk Dun, both of whom have important roles in permitting our improvements to infrastructure as well as our future operations.”

New President and CEO

Ms. Boggs continued, “What we are most excited about is welcoming our new President and CEO, Rob Krcmarov, a proven leader in the mining industry. His vision and expertise will be invaluable as we continue our journey toward growth, innovation and continuous improvement."

Mr. Krcmarov added, "Hecla has a remarkable legacy of operational excellence, innovation, and a strong commitment to responsible mining and sustainable practices. I am thrilled to be a part of this team and I look forward to contributing to the Company's continued growth and success."

FINANCIAL OVERVIEW

In the following table and throughout this release, "total cost of sales" is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization, and comparisons are made to the "prior quarter" which refers to the second quarter of 2024.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

In Thousands unless stated otherwise	3Q-2024	2Q-2024	1Q-2024	4Q-2023	3Q-2023	2Q-2023	YTD-2024	YTD-2023
FINANCIAL AND PRODUCTION SUMMARY
Sales	$245,085	$245,657	$189,528	$160,690	$181,906	$178,131	$680,270	$559,537
Total cost of sales	$185,799	$194,227	$170,368	$153,825	$148,429	$140,472	$550,394	$453,453
Gross profit	$59,286	$51,430	$19,160	$6,865	$33,477	$37,659	$129,876	$106,084
Net income (loss) applicable to common stockholders	$1,623	$27,732	$(5,891)	$(43,073)	$(22,553)	$(15,832)	$23,464	$(41,696)
Basic income (loss) per common share (in dollars)	$0.00	$0.04	$(0.01)	$(0.07)	$(0.04)	$(0.03)	$0.04	$(0.07)
Adjusted EBITDA[1]	$88,859	$90,895	$71,597	$32,907	$46,251	$67,740	$251,351	$175,894
Total Debt	$539,804							$616,246
Net Debt to Adjusted EBITDA[1]	1.8						1.8	2.2
Cash provided by operating activities	$55,009	$78,718	$17,080	$884	$10,235	$23,777	$150,807	$74,615
Capital Expenditures	$(55,699)	$(50,420)	$(47,589)	$(62,622)	$(55,354)	$(51,468)	$(153,708)	$(161,265)
Free Cash Flow[2]	$(690)	$28,298	$(30,509)	$(61,738)	$(45,119)	$(27,691)	$(2,901)	$(86,650)
Silver ounces produced	3,645,004	4,458,484	4,192,098	2,935,631	3,533,704	3,832,559	12,295,586	11,407,232
Silver payable ounces sold	3,729,782	3,785,285	3,481,884	2,847,591	3,142,227	3,360,694	10,996,951	10,107,415
Gold ounces produced	32,280	37,324	36,592	37,168	39,269	35,251	106,196	114,091
Gold payable ounces sold	31,414	35,276	32,189	33,230	36,792	31,961	98,879	108,372
Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce [3]	$4.46	$2.08	$4.78	$4.94	$3.31	$3.32	$3.71	$2.86
Silver AISC per ounce [4]	$15.29	$12.54	$13.10	$17.48	$11.39	$11.63	$13.57	$10.52
Gold cash costs per ounce [3]	$1,754	$1,701	$1,669	$1,702	$1,475	$1,658	$1,707	$1,635
Gold AISC per ounce [4]	$2,059	$1,825	$1,899	$1,969	$1,695	$2,147	$1,923	$2,075
Realized Prices
Silver, $/ounce	$29.43	$29.77	$24.77	$23.47	$23.71	$23.67	$28.07	$23.28
Gold, $/ounce	$2,522	$2,338	$2,094	$1,998	$1,908	$1,969	$2,317	$1,921
Lead, $/pound	$0.93	$1.06	$0.97	$1.09	$1.07	$0.99	$0.99	$1.02
Zinc, $/pound	$1.36	$1.51	$1.10	$1.39	$1.52	$1.13	$1.32	$1.34

Sales in the third quarter of $245.1 million were consistent with the prior quarter as lower sales volumes of silver, gold and lead, and lower realized prices for silver, zinc, lead were offset by higher sales volumes for zinc and higher realized prices for gold. The lower sales volumes stemmed from a combination of lower production and volumes sold at Lucky Friday and Casa Berardi (due to lower grades and lower mill throughput) and lower sales volumes at Keno Hill due to lower mill throughput attributable to delays in design and construction of the dry stack tailings facility ("DSTF"), including permitting delays following the heap leach failure at Victoria Gold's Eagle Gold mine. Sales of silver and zinc concentrate inventory built up at Greens Creek in the prior quarter partially offset lower sales volumes from other operations.

Gross profit increased by 15% to $59.3 million, primarily attributable to the lower cost of sales at Keno Hill and Casa Berardi partially offset by higher cost of sales at Greens Creek due to higher volumes of metals sold.

Net income applicable to common stockholders for the quarter was $1.6 million, a $26.1 million reduction from the prior quarter, primarily because of:

●

A non-cash write down of $14.5 million, $13.9 million related to the remote vein miner. The machine was determined to be obsolete due to the success of the Underhand Closed Bench mining method at Lucky Friday and the decision by the vendor to terminate the program and exit that line of business.

●	Ramp-up and suspension costs increased by $8.1 million to $13.7 million, reflecting the lower mill throughput at Keno Hill due to delays of the DSTF described above.
●	Foreign exchange loss of $3.2 million, compared to a gain of $2.7 million in the prior quarter, due to the appreciation of the Canadian dollar against the U.S. dollar.
●	Exploration and pre-development increased by $3.9 million, due to increased activity over the summer months.
●	Income and mining tax provision increased by $2.4 million to $11.5 million reflecting higher taxable income of our US operations compared to consolidated book income.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

The above items were partly offset by:

●	General and administrative costs decreased by $4.3 million primarily due to costs related to the departure of the former CEO in the prior quarter.
●	Interest expense decreased by $1.6 million reflecting a decrease in the Company's borrowing on its revolving credit facility.

Consolidated silver total cost of sales in the third quarter increased by 8% to $132.7 million, reflecting a product inventory draw down at Greens Creek. Consolidated cash costs and AISC per silver ounce, each after by-product credits, were $4.46 and $15.29 respectively and only include costs of Greens Creek and Lucky Friday for the full quarter (commercial production has not been declared at Keno Hill). The increase in cash costs was primarily due to lower silver production and by-product credits (lower production for all metals except zinc and lower realized prices for all metals except gold).3,4

Consolidated gold total cost of sales were $46.3 million, reflecting a decrease in sales at Casa Berardi. Cash costs and AISC per gold ounce, each after by-product credits, increased to $1,754 and $2,059, respectively, as lower production costs were offset by lower gold production, with AISC also impacted by higher planned capital investment in tailings construction.3,4

Adjusted EBITDA for the quarter was $88.9 million, in line with the prior quarter (which was a record). 5 The net leverage ratio improved to 1.8 times from 2.3 times in the prior quarter due to a reduction in total debt of $50.6 million as the Company decreased borrowings under its revolving credit facility. Cash and cash equivalents at the end of the quarter were $22.3 million and included $13.0 million drawn on the revolving credit facility. Borrowing on the revolving credit facility decreased by $49.0 million in the quarter as the Company utilized insurance proceeds and equity issuances under the At-The-Market ("ATM") program to reduce the drawn amount. At current price levels and expected production, the Company anticipates continuing to reduce borrowings on the revolving credit facility.

Cash provided by operating activities was $55.0 million and decreased by $23.7 million from the prior quarter due to a decrease in net income adjusted for non-cash items of $13.4 million and unfavorable working capital changes of $10.3 million.

Capital investment of $55.7 million increased by $5.3 million from the prior quarter. Capital investments at the operations were as follows (i) $11.5 million at Greens Creek related to development, mill projects including replacement of tails and concentrate filter presses, definition drilling, and equipment purchases, (ii) $18.6 million at Casa Berardi, primarily related to tailings construction activities, (iii) $11.2 million at Lucky Friday primarily related to equipment purchases, pre-production drilling, and development and (iv) $14.4 million at Keno Hill, primarily related to DSTF work, equipment purchases, and capital development.

Free cash flow for the quarter was negative $0.7 million, compared to $28.3 million in the prior quarter.2 The decrease in free cash flow is primarily attributable to lower cash flow from operations and increased capital investment.

Forward Sales Contracts for Base Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposure to zinc and lead price changes in forecasted concentrate shipments. On September 30, 2024, the Company had contracts covering approximately 10% and 32% of the forecasted payable zinc and lead production, respectively, through 2026, at an average zinc price of $1.37 per pound and a lead price of $1.00 per pound.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

The Company also manages Canadian dollar ("CAD") exposure through forward contracts. On September 30, 2024, the Company had hedged approximately 39% of forecasted Casa Berardi and Keno Hill CAD-denominated direct production costs through 2026 at an average CAD/USD rate of 1.33. The Company has also hedged approximately 15% of Casa Berardi and Keno Hill's projected CAD-denominated total capital expenditures through 2026 at 1.35.

OPERATIONS OVERVIEW

Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	3Q-2024	2Q-2024	1Q-2024	4Q-2023	3Q-2023	YTD-2024	YTD-2023
GREENS CREEK
Tons of ore processed	212,863	225,746	232,188	220,186	228,978	670,797	694,610
Total production cost per ton	$222.39	$218.09	$212.92	$223.98	$200.30	$217.66	$197.94
Ore grade milled - Silver (oz./ton)	11.2	12.6	13.3	12.9	13.1	12.4	13.4
Ore grade milled - Gold (oz./ton)	0.08	0.09	0.09	0.09	0.09	0.09	0.09
Ore grade milled - Lead (%)	2.4	2.5	2.6	2.8	2.5	2.5	2.6
Ore grade milled - Zinc (%)	6.6	6.2	6.3	6.5	6.5	6.4	6.3
Silver produced (oz.)	1,857,314	2,243,551	2,478,594	2,260,027	2,343,192	6,579,459	7,471,725
Gold produced (oz.)	11,746	14,137	14,588	14,651	15,010	40,471	46,245
Lead produced (tons)	4,165	4,513	4,834	4,910	4,740	13,512	14,668
Zinc produced (tons)	12,585	12,400	13,062	12,535	13,224	38,047	38,961
Copper produced (tons)	490	462	495	449	457	1,447	1,374
Sales	116,568	95,659	$97,310	$93,543	$96,459	$309,537	$290,961
Total cost of sales	$(73,597)	$(56,786)	$(69,857)	$(70,231)	$(60,322)	$(200,240)	$(189,664)
Gross profit	$42,971	$38,873	$27,453	$23,312	$36,137	$109,297	$101,297
Cash flow from operations	$54,076	$43,276	$28,706	$34,576	$36,101	$126,058	$122,749
Exploration	$4,325	$2,011	$551	$1,324	$4,283	$6,887	$6,491
Capital additions	$(11,466)	$(11,704)	$(8,827)	$(15,996)	$(12,060)	$(31,997)	$(27,546)
Free cash flow [2]	$46,935	$33,583	$20,430	$19,904	$28,324	$100,948	$101,694
Cash cost per ounce, after by-product credits [3]	$0.93	$0.19	$3.45	$4.94	$3.04	$1.62	$1.81
AISC per ounce, after by-product credits [4]	$7.04	$5.40	$7.16	$12.00	$8.18	$6.53	$5.67

Greens Creek produced 1.9 million ounces of silver, a decrease over the prior quarter, primarily due to lower grades and reduced mill throughput attributable to five days of unplanned maintenance on the Semi-Autogenous Grinding ("SAG") mill variable frequency drive (unplanned maintenance extended to two days in October). By-product metal production was lower for gold and lead due to lower mill throughput and lower grades, while zinc production was flat as higher grades offset the lower milled throughput. The mine added copper to its by-product metals as the silver concentrate now includes copper as a payable metal (copper has been produced at the mine for multiple years but previously was not a payable metal in concentrates).

Sales in the quarter were $116.6 million, a 22% increase due to higher quantities of payable metals sold (all metals) as silver and zinc concentrate inventory built up from the prior quarter was sold in the third quarter. Higher quantities of metals sold offset the lower realized prices for all metals except gold. Total cost of sales was $73.6 million, an increase of 30%, reflecting higher payable metals sold. Cash costs and AISC per silver ounce, each after by-product credits, were $0.93 and $7.04, respectively, and increased over the prior quarter as lower production costs were offset by lower silver production and lower by-product credits (lower production volumes and lower realized prices for all metals except gold).3,4

Cash flow from operations was $54.1 million, a 25% increase, primarily due to higher gross profit. Capital investments were consistent with the prior quarter. Free cash flow for the quarter was $46.9 million, an increase of 40%, attributable to higher cash flow from operations.2

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

Lucky Friday Mine - Idaho

Dollars are in thousands except cost per ton	3Q-2024	2Q-2024	1Q-2024	4Q-2023	3Q-2023	YTD-2024	YTD-2023
LUCKY FRIDAY
Tons of ore processed	104,281	107,441	86,234	5,164	36,619	297,956	225,965
Total production cost per ton	$260.99	$233.99	$233.10	$201.42	$191.81	$243.18	$223.44
Ore grade milled - Silver (oz./ton)	12.1	12.9	12.9	12.7	13.6	12.6	14.0
Ore grade milled - Lead (%)	7.9	8.1	8.2	8.0	8.6	8.1	8.9
Ore grade milled - Zinc (%)	3.9	3.6	3.9	3.5	3.5	3.8	4.1
Silver produced (oz.)	1,184,819	1,308,155	1,061,065	61,575	475,414	3,554,039	3,024,544
Lead produced (tons)	7,662	8,229	6,689	372	2,957	22,580	19,171
Zinc produced (tons)	3,528	3,320	2,851	134	1,159	9,699	7,810
Sales	$51,072	$59,071	$35,340	$3,117	$21,409	$145,483	$113,167
Total cost of sales	$(39,286)	$(37,523)	$(27,519)	$(3,117)	$(14,344)	$(104,328)	$(81,068)
Gross profit	$11,786	$21,548	$7,821	$—	$7,065	$41,155	$32,099
Cash flow from operations	$34,374	$44,546	$27,112	$(7,982)	$515	$106,032	$65,540
Capital additions	$(11,178)	$(10,818)	$(14,988)	$(18,819)	$(15,494)	$(36,984)	$(46,518)
Free cash flow [2]	$23,196	$33,728	$12,124	$(26,801)	$(14,979)	$69,048	$19,022
Cash cost per ounce, after by-product credits [3]	$9.98	$5.32	$8.85	N/A	$4.74	$7.86	$5.51
AISC per ounce, after by-product credits [4]	$19.40	$12.74	$17.36	N/A	$10.63	$16.26	$12.21

Lucky Friday produced 1.2 million ounces of silver, 9% lower than the prior quarter, due to 6% lower milled grades and 3% lower throughput. Mill throughput averaged 1,133 tpd, the second highest in the mine's history after a record in the prior quarter.

Sales in the third quarter were $51.1 million, 14% lower due to lower volumes of metals sold and lower realized prices. Total cost of sales increased to $39.3 million, primarily due to higher production costs attributable to higher underground mobile equipment maintenance costs and higher contractor costs. Key mill projects, including installation of new cyclones, were completed during the quarter, contributing to lower mill throughput. Cash costs and AISC per silver ounce, each after by-product credits, were $9.98 and $19.40 respectively and were higher due to higher production costs and lower by-product credits (lower production and realized prices), and lower silver production.3,4

Cash flow from operations was $34.4 million and decreased over the prior quarter due to lower gross margins realized and lower insurance proceeds of $14.8 million (prior quarter included $17.8 million in insurance proceeds). With $14.8 million in insurance proceeds received during the quarter, the Company has completed the claim after reaching the underground insurance sublimit of $50 million.

Capital investment for the quarter was $11.2 million, consistent with the prior quarter. Free cash flow for the quarter was $23.2 million, lower compared to the prior quarter primarily due to lower gross margins.2

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

Keno Hill - Yukon Territory

Dollars are in thousands except cost per ton	3Q-2024	2Q-2024	1Q-2024	4Q-2023	3Q-2023	YTD-2024	YTD-2023
KENO HILL
Tons of ore processed	24,027	36,977	25,165	19,651	24,616	86,169	36,680
Ore grade milled - Silver (oz./ton)	25.7	25.1	26.3	31.7	33.0	25.6	28.2
Ore grade milled - Lead (%)	3.0	2.4	2.4	2.6	2.4	2.6	2.1
Ore grade milled - Zinc (%)	2.4	1.4	1.3	1.6	2.5	1.7	3.1
Silver produced (oz.)	597,293	900,440	646,312	608,301	710,012	2,144,045	894,276
Lead produced (tons)	670	845	576	481	327	2,091	744
Zinc produced (tons)	492	471	298	396	252	1,261	943
Sales	$19,809	$28,950	$10,847	$17,936	$16,001	$59,606	$17,582
Total cost of sales	$(19,809)	$(28,950)	$(10,847)	$(17,936)	$(16,001)	$(59,606)	$(17,582)
Gross profit	$—	$—	$—	$—	$—	$—	$—
Cash flow from operations*	$(6,811)	$(465)	$(8,720)	$(1,188)	$(6,200)	$(15,996)	$(25,424)
Exploration	$2,664	$2,019	$498	$1,548	$1,653	$5,181	$3,129
Capital additions	$(14,406)	$(14,533)	$(10,346)	$(12,549)	$(11,498)	$(39,285)	$(32,123)
Free cash flow [2]*	$(18,553)	$(12,979)	$(18,568)	$(12,189)	$(16,045)	$(50,100)	$(54,418)

*Revised for 2Q-2024, 1Q-2024 and 4Q-2023'

Keno Hill produced 597,293 ounces of silver at an average grade of 25.7 ounces per ton. Mined throughput averaged 343 tpd, milled tonnage averaged 261 tpd during the quarter, and 314 tpd during the nine months ended September 30, 2024. Lower mill throughput during the quarter was attributable to the delays in receiving an authorization for construction and a permit modification for the DSTF as the Yukon Government ("YG") and the First Nation of Na-Cho Nyäk Dun ("FNNND") initially focused on the Victoria Gold's Eagle Mine heap leach pad failure that occurred in June and not on permitting matters (Keno Hill does not utilize heap leach processing). Mill operations resumed on October 26, after receiving the authorization and modification and completing related design and construction work on the DSTF. The mine has produced 2.1 million ounces of silver for the nine months ended September 2024 and had an ore stockpile inventory of approximately 0.46 million silver ounces as of October 26, when the mill resumed processing.

Sales during the quarter were $19.8 million and declined over the prior quarter due to lower production and volumes sold. Total expenditures on production costs (excluding depreciation) were $25.0 million and include $10.0 million classified as ramp-up costs on the consolidated statement of operations. Capital investments during the quarter were $14.4 million. Due to the delays in permits, construction of the cemented tails batch plant, a critical infrastructure project, is now expected to be completed in the second quarter of 2025. The project is expected to facilitate the change in mining method at the Bermingham deposit to underhand mining, which should improve safety and productivity. Conversion to underhand mining is expected in the first half of 2026.

Following the Eagle Mine heap leach pad incident, the FNNND expressed strong positions on mining activities within their Traditional Territory, where Keno Hill is located, including a call to halt mining production. The Company values the perspectives of the YG and FNNND and is committed to sustainable and responsible mining that governments and local communities support. Further, in 2025, the Company's environmental remediation services group (which performs environmental remediation work in Yukon on behalf of the Canadian government) is also expected to increase construction activities, adding incremental demand on Keno Hill's infrastructure and resources. As a result of these stakeholder matters, the Company expects 2025 production to remain similar to 2024 and we expect to use this opportunity to advance permitting, invest in improving safety, environmental practices, and infrastructure, and prioritize stakeholder engagement. In 2026, after implementing these priorities, the Company expects production to increase beyond 2024 levels.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

Casa Berardi - Quebec

Dollars are in thousands except cost per ton	3Q-2024	2Q-2024	1Q-2024	4Q-2023	3Q-2023	YTD-2024	YTD-2023
CASA BERARDI
Tons of ore processed - underground	101,308	118,485	123,123	104,002	112,544	342,916	316,913
Tons of ore processed - surface pit	268,291	248,494	258,503	251,009	231,075	775,288	774,564
Tons of ore processed - total	369,599	366,979	381,626	355,011	343,619	1,118,204	1,091,477
Surface tons mined - ore and waste	5,603,101	4,064,091	3,639,297	4,639,770	3,574,391	13,306,489	8,172,580
Total production cost per ton	$97.82	$107.84	$96.53	$108.20	$103.75	$100.67	$103.63
Ore grade milled - Gold (oz./ton) - underground	0.11	0.14	0.14	0.12	0.13	0.13	0.13
Ore grade milled - Gold (oz./ton) - surface pit	0.05	0.04	0.04	0.06	0.06	0.04	0.05
Ore grade milled - Gold (oz./ton) - combined	0.06	0.07	0.07	0.07	0.07	0.07	0.07
Gold produced (oz.) - underground	9,913	13,719	13,707	11,206	12,416	37,339	34,430
Gold produced (oz.) - surface pit	10,621	9,468	8,297	11,311	11,843	28,386	33,416
Gold produced (oz.) - total	20,534	23,187	22,004	22,517	24,259	65,725	67,846
Silver produced (oz.) - total	5,578	6,338	6,127	5,730	5,084	18,043	16,685
Sales	$50,308	$58,623	$41,584	$42,822	$46,912	$150,515	$134,856
Total cost of sales	$(46,280)	$(67,340)	$(58,260)	$(58,945)	$(56,822)	$(171,880)	$(162,396)
Gross profit (loss)	$4,028	$(8,717)	$(16,676)	$(16,123)	$(9,910)	$(21,365)	$(27,540)
Cash flow from operations	$15,305	$17,816	$3,186	$3,136	$7,877	$36,307	$(955)
Exploration	$—	$315	$685	$635	$1,482	$1,000	$3,643
Capital additions	$(18,606)	$(12,376)	$(13,316)	$(15,929)	$(16,225)	$(44,298)	$(54,127)
Free cash flow [2]	$(3,301)	$5,755	$(9,445)	$(12,158)	$(6,866)	$(6,991)	$(51,439)
Cash cost per ounce, after by-product credits [3]	$1,754	$1,701	$1,669	$1,702	$1,475	$1,707	$1,635
AISC per ounce, after by-product credits [4]	$2,059	$1,825	$1,899	$1,969	$1,695	$1,923	$2,075

Casa Berardi produced 20,534 ounces of gold in the quarter, 11% less than the prior quarter due to lower underground grades. The mill operated at an average of 4,017 tpd during the quarter.

Sales were $50.3 million, a decrease of 14% over the prior quarter due to lower gold production and sales volumes were partially offset by higher realized gold price. Total cost of sales were $46.3 million, a decrease of 31% attributable to lower sales volumes and lower production costs. Cash costs and AISC per gold ounce, each after by-product credits, increased to $1,754 and $2,059, respectively, as lower gold production was partially offset by lower production costs, with AISC also impacted by higher planned capital investment on construction of tailings. 3,4

Cash flow from operations was $15.3 million, lower than the prior quarter primarily due to less gold ounces sold. Capital investments for the quarter totaled $18.6 million ($6.1 million in sustaining and $12.5 million in growth). Free cash flow for the quarter was negative $3.3 million, a decrease over the prior quarter attributable to lower cash flow from operations and higher planned capital investments.2

Casa Berardi is transitioning from a combined underground and surface operation to a surface only operation, which will require significant permitting and development activities. As a part of this transition, along with mining the 160 open pit, only the higher margin stopes of the west underground mine will be mined until they are exhausted, which is expected to occur in mid-2025. Casa Berardi is expected to produce gold from the 160 pit until 2027, and is expected to have a production gap commencing in 2027 and continuing until 2032 or later. During this time, the focus is expected to be on investing in infrastructure and equipment, permitting and de-watering and stripping two expected new open pits, Principal and West Mine Crown Pillar. Upon conclusion of the hiatus and related permitting and construction, the Company expects the mine to generate significant free cash flow at current gold prices. Given the expected hiatus in future production, the uncertainty surrounding permitting and timing of construction of the new open pits, and the Company’s newly hired President and CEO, the Company is evaluating the mine's fit into its overall strategy and is evaluating other potential strategic alternatives.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

EXPLORATION AND PRE-DEVELOPMENT

Exploration and pre-development expenses totaled $10.6 million for the quarter. Exploration activities during the quarter primarily focused on underground definition and exploration drilling at Greens Creek and Keno Hill.

Keno Hill

Underground drilling during the third quarter continued to intersect high-grade silver mineralization over significant widths and highlights the potential for high-grade silver mineralization in the district.  Underground definition drilling continued to be focused on extending mineralization and resource conversion in the high-grade Bermingham Bear Zone veins (Bear, Footwall, and Main Vein zones) and in the Flame & Moth veins. During the quarter, two underground drills completed over 9,800 feet of definition drilling.

Drilling in the Bermingham Mine Footwall vein has intersected significant silver mineralization over significant width in a portion of the Footwall vein where mineralization was modeled to be low-grade.  Results from this drilling will increase the modeled grade in the western portion of the vein over 200 feet of strike length and 100 feet of dip length, and mineralization is open down dip for expansion.  Drilling in the Flame and Moth Mine Vein 1 has also intersected significant silver mineralization over significant widths in a portion of Vein 1 where mineralization had previously not been modeled.  These results will increase the modeled grade in the central portion of the vein over 230 feet of strike length and 100 feet of dip length.  This mineralization remains open to the west for expansion.

Three surface drills were also active on the property testing multiple targets including the Bermingham Deep, Bermingham Townsite, Elsa17-Dixie, Silver Spoon, and Inca target areas that have potential for additional large high-grade silver deposits. Over 23,700 feet of surface exploration drilling in 10 drillholes were completed during the quarter. Wide spaced surface drilling in the Bermingham Deep target has demonstrated the presence of high-grade mineralization in the vicinity of an emergent highly prospective vein intersection target with additional drilling planned to confirm this vein intersection is controlling metal distribution and to expand drilling along plunge. In the Bermingham Townsite target, surface drilling has defined a zone of narrow high-grade mineralization located within 100 meters of the currently planned development and is open at depth along plunge for expansion.

Assay highlights include (reported widths are estimates of true width):

●	Footwall Vein: 63.8 oz/ton silver, 6.7% lead, and 6.4% zinc over 10.2 feet
●	Includes: 99.6 oz/ton silver, 10.7% lead, and 9.8% zinc over 6.4 feet
●	Footwall Vein: 15.6 oz/ton silver, 3.0% lead, and 0.3% zinc over 27.7 feet
●	Includes: 52.1 oz/ton silver, 11.1% lead, and 0.4% zinc over 5.5 feet
●	Flame & Moth Vein 1: 71.6 oz/ton silver, 11.6% lead, and 11.2% zinc over 14.8 feet
●	Flame & Moth Vein 1: 50.3 oz/ton silver, 2.1% lead, and 10.7% zinc over 16.1 feet
●	Includes: 55.4 oz/ton silver, 2.1% lead, and 11.3% zinc over 13.9 feet

Greens Creek

At Greens Creek, three underground drills completed over 27,000 feet of drilling focused on resource conversion and exploration to extend mineralization of known resources. Drilling was focused in the 9a, 200 South, 5250, West, Gallagher, and Upper Plate areas.  In addition, two helicopter supported surface exploration drills completed over 8,000 feet of drilling expanding Upper Plate Zone mineralization 250 feet to the west of current resources and drill testing the Mammoth, Gallagher West, East Ore Offset, and Lower Zinc Creek targets.

Assay highlights include (reported widths are estimates of true width):

●	Upper Plate: 22.2 oz/ton silver, 0.02 oz/ton gold, 1.4% zinc, and 0.7% lead over 11.6 feet

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

●	200 South Zone: 74.0 oz/ton silver, 0.03 oz/ton gold, 4.7% zinc, and 2.2% lead over 33.8 feet
●	Southwest Bench: 51.4 oz/ton silver, 0.52 oz/ton gold, 9.3% zinc, and 4.9% lead over 19.0 feet
●	West Zone: 30.0 oz/ton silver, 0.45 oz/ton gold, 20.0% zinc, and 7.5% lead over 11.3 feet

Detailed complete drill assay highlights can be found in Table A at the end of the release.

DIVIDENDS

Common Stock

The Board of Directors declared a quarterly cash dividend of $0.01375 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.01 per share for the silver-linked component. The common stock dividend is payable on or about December 4, 2024, to stockholders of record on November 21, 2024. The quarter realized silver price was $29.43, satisfying the criterion for the Company’s common stock silver-linked dividend policy component for silver price threshold of $25 per ounce.

Preferred Stock

The Board of Directors declared a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about January 3, 2025, to stockholders of record on December 16, 2024.

2024 GUIDANCE 6

The Company is revising it's 2024 silver production and cost guidance and affirming its capital guidance. As the Company's new CEO, Mr. Rob Krcmarov, begins his role, and in light of the Company's ongoing review of operations at Keno Hill and Casa Berardi, the Company is not providing any guidance beyond 2024, and expects to provide 2025 guidance along with its 2024 year-end release in February 2025.

2024 Production Outlook

The Company is lowering silver production guidance for Lucky Friday and Greens Creek (attributable to the unplanned mill maintenance). Production guidance for Casa Berardi and Keno Hill is affirmed.

	Silver Production (Moz)		Gold Production (Koz)		Silver Equivalent (Moz)		Gold Equivalent (Koz)
	Previous	Current	Previous	Current	Previous	Current	Previous	Current
2024 Greens Creek *	8.8 - 9.2	8.6 - 9.0	46 - 51	46 - 51	21.0 - 21.5	19.5 - 20.5	235 - 245	226 - 236
2024 Lucky Friday *	5.0 - 5.3	4.7 - 5.0	N/A	N/A	9.5 - 10.0	8.8 - 9.1	110 - 115	100 - 105
2024 Casa Berardi	N/A	N/A	80 - 87	80 - 87	6.9 - 7.5	6.9 - 7.5	80 - 87	80 - 87
2024 Keno Hill*	2.7 - 3.0	2.7 - 3.0	N/A	N/A	3.0 - 3.5	3.0 - 3.5	36 - 40	36 - 40

2024 Total	16.5 - 17.5	16.0 - 17.0	126 - 138	126 - 138	40.4 - 42.5	38.2 - 40.6	461 - 487	442 - 468

*Equivalent ounces include lead and zinc production

2024 Cost Outlook

At Greens Creek, guidance for cash costs and AISC per silver ounce, each after by-product credits, has decreased to reflect higher by-product credits due to strong realized prices. At Lucky Friday, guidance for cash costs and AISC per silver ounce, each after by-product credits, has increased to reflect higher production costs and lower expected silver production.

At Keno Hill, guidance for expenditures on production costs, excluding depreciation, are unchanged and are expected to be $25-$27 million per quarter for the remainder of 2024. Casa Berardi's cash costs and AISC, each after by-product credits, are unchanged.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

	Costs of Sales (million)		Cash cost, after by-product credits, per silver/gold ounce[3]		AISC, after by-product credits, per produced silver/gold ounce[4]
	Previous	Current	Previous	Current	Previous	Current
Greens Creek	252	265	$2.25 - $3.00	$1.50 - $2.00	$8.25 - $9.00	$7.50 - $8.00
Lucky Friday	135	140	$4.25 - $5.25	$6.00 - $6.50	$12.75 - $14.00	$14.50 - $15.00
Total Silver	387	405	$3.00 - $3.75	$3.00 - $3.75	$13.00 - $14.50	$13.50 - $14.50
Casa Berardi	215	215	$1,500 - $1,700	$1,500 - $1,700	$1,750 - $1,975	$1,750 - $1,975

2024 Capital and Exploration Guidance

The Company is affirming capital and exploration expense guidance.

(millions)	Total	Sustaining	Growth
2024 Total Capital expenditures	$196 - $218	$113 - $124	$83 - $94
Greens Creek	$50 - $55	$47 - $50	$3 - $5
Lucky Friday	$45 - $50	$42 - $45	$3 - $5
Keno Hill	$45 - $50	$10 - $12	$35 - $38
Casa Berardi	$56 - $63	$14 - $17	$42 - $46
2024 Exploration	$25
2024 Pre-Development	$6.5

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held on Thursday, November 7, 2024, at 10:00 a.m. Eastern Time to discuss these results. The Company recommends that the participants dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-800-715-9871 or for international callers dial 1-646-307-1963. The Conference ID is 4812168 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/838635175 or www.hecla.com under Investors.

VIRTUAL INVESTOR EVENT

Hecla will be holding a Virtual Investor Event on Thursday, November 7, from 12:00 p.m. to 1:30 p.m. Eastern Time.

Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management to discuss Financial, Exploration, Operations, ESG or general matters. Click on the link below to schedule a call (or copy and paste the link into your web browser). You can select a topic once you have entered the meeting calendar. If you are unable to book a time, either due to high demand or for other reasons, please reach out to Anvita M. Patil, Vice President, Investor Relations and Treasurer at hmc-info@hecla.com or 208-769-4100.

One-on-One meeting URL: https://calendly.com/2024-nov-vie

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) applicable to common stockholders is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss) applicable to common stockholders as defined by GAAP. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) applicable to common stockholders per common share provides investors with the ability to better evaluate our underlying operating performance.

(2) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less capital expenditures. Cash provided by operating activities for the Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi operating segments excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance. Capital expenditures refers to Additions to properties, plants and equipment from the Consolidated Statements of Cash Flows, net of finance leases.

(3) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of total cost of sales, can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare performance with that of other silver mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) All-in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to total cost of sales, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes total cost of sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. Prior year presentation has been adjusted to conform with current year presentation.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

(5) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net loss, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net loss, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(6) Expectations for 2024 include silver, gold, lead, and zinc production from Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi converted using gold $1,950/oz, silver $22.50/oz, zinc $1.20/lb, and lead $0.95/lb. Numbers are rounded.

Current GAAP measures used in the mining industry, such as total cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Cautionary Statement Regarding Forward Looking Statements, Including 2024 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements may include, without limitation: (i) at current price levels and expected production, the Company anticipates continuing to reduce borrowings on its credit facility; (ii) At Keno Hill, construction of cemented tails batch plant project is expected to 1) be completed in the second quarter of 2025, 2) improve safety and productivity at the Bermingham deposit, and 3) facilitate the change of mining method to underhand mining by the first half of 2026; (iii) also at Keno Hill, the Company expects 2025 production to remain similar to 2024 and to advance permitting and invest in improving safety, environmental practices, and infrastructure, and prioritizing stakeholder engagement in 2025, and that production is expected to increase beyond 2024 levels in 2026; (iv) Casa Berardi is expected to 1) continue underground production through mid-2025, 2) produce gold from the 160 pit until 2027, and 3) have a production gap commencing in 2027 to 2032 or later. During this time, the focus is expected to be on investing in infrastructure and equipment, permitting and de-watering and stripping two expected new open pits, Principal and West Mine Crown Pillar. Upon conclusion of the hiatus and related permitting and construction, the Company expects the mine to generate significant free cash flow, particularly at current gold prices; (v) projected total cost of sales, as well as cash cost and AISC per ounce (in each case after by-product credits) for Greens Creek, Lucky Friday, and Casa Berardi individually and for silver overall for 2024; (vi) Company-wide and mine-specific estimated spending on capital, exploration and predevelopment for 2024; and (vii) Company-wide and mine-specific estimated silver, gold, silver-equivalent and gold-equivalent ounces of production for 2024. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to the availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company's 2023 Form 10-K filed on February 15, 2024, Form 10-Q filed on August 7, 2024 and Form 10-Q expected to be filed on November 7, 2024, for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP - Exploration of Hecla Mining Company and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under S-K 1300 and NI 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Technical Report Summaries for each of the Company’s Greens Creek, Lucky Friday, Casa Berardi and Keno Hill properties are filed as exhibits 96.1 - 96.4 respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its Technical Report Summary and in a NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its Technical Report Summary and in its technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, (iii) Casa Berardi are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report on the Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2023 and (iv) Keno Hill are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report on the Keno Hill Mine, Yukon, Canada” effective date December 31, 2023. Also included in each technical report is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

For further information, please contact:

Anvita M. Patil

Vice President - Investor Relations and Treasurer

Cheryl Turner

Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla.com

Website: http://www.hecla.com

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

HECLA MINING COMPANY

Condensed Consolidated Statements of Income (Loss)

(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Sales	$245,085	$245,657	$680,270	$559,537
Cost of sales and other direct production costs	144,855	140,464	406,780	345,516
Depreciation, depletion and amortization	40,944	53,763	143,614	107,937
Total cost of sales	185,799	194,227	550,394	453,453
Gross profit	59,286	51,430	129,876	106,084

Other operating expenses:
General and administrative	10,401	14,740	36,357	30,449
Exploration and pre-development	10,553	6,682	21,577	25,546
Ramp-up and suspension costs	13,679	5,538	33,740	48,684
Write down of property, plant and equipment	14,464	—	14,464	—
Provision for closed operations and environmental matters	1,542	1,153	3,681	6,411
Other operating income	(13,828)	(17,283)	(48,082)	(2,729)
	36,811	10,830	61,737	108,361
Income (loss) from operations	22,475	40,600	68,139	(2,277)
Other expense:
Interest expense	(10,901)	(12,505)	(36,050)	(31,186)
Fair value adjustments, net	3,654	5,002	6,804	(5,774)
Foreign exchange (loss) gain	(3,246)	2,673	3,409	434
Other income	1,229	1,180	3,921	4,425
	(9,264)	(3,650)	(21,916)	(32,101)
Income (loss) before income and mining taxes	13,211	36,950	46,223	(34,378)
Income and mining tax provision	(11,450)	(9,080)	(22,345)	(6,904)
Net income (loss)	1,761	27,870	23,878	(41,282)
Preferred stock dividends	(138)	(138)	(414)	(414)
Net income (loss) applicable to common stockholders	$1,623	$27,732	$23,464	$(41,696)
Basic income (loss) per common share after preferred dividends (in cents)	$0.00	$0.04	$0.04	$(0.07)
Diluted income (loss) per common share after preferred dividends (in cents)	$0.00	$0.04	$0.04	$(0.07)
Weighted average number of common shares outstanding basic	621,921	617,106	618,419	604,028
Weighted average number of common shares outstanding diluted	625,739	622,206	621,792	604,028

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

HECLA MINING COMPANY

Condensed Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	Quarter Ended		Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
OPERATING ACTIVITIES
Net income (loss)	$1,761	$27,870	$23,878	$(41,282)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	44,118	53,921	149,265	111,705
Inventory adjustments	178	2,225	10,074	16,332
Fair value adjustments, net	(3,654)	(5,002)	(6,804)	5,774
Provision for reclamation and closure costs	1,822	1,760	5,428	7,805
Stock-based compensation	2,255	2,982	6,401	5,122
Deferred income taxes	8,573	6,104	14,261	795
Net foreign exchange (gain) loss	3,246	(2,673)	(3,409)	(434)
Write down of property, plant and equipment	14,464	—	14,464	—
Other non-cash items, net	341	(715)	145	1,624
Change in assets and liabilities:
Accounts receivable	(7,085)	750	(24,199)	25,020
Inventories	3,498	(12,127)	(27,375)	(24,339)
Other current and non-current assets	(7,989)	3,104	353	(15,045)
Accounts payable, accrued and other current liabilities	(4,690)	6,518	(6,991)	(2,389)
Accrued payroll and related benefits	2,772	(1,678)	6,592	(11,244)
Accrued taxes	2,085	(3,101)	1,069	(1,008)
Accrued reclamation and closure costs and other non-current liabilities	(6,686)	(1,220)	(12,345)	(3,821)
Net cash provided by operating activities	55,009	78,718	150,807	74,615
INVESTING ACTIVITIES
Additions to property, plant and mine development	(55,699)	(50,420)	(153,708)	(161,265)
Proceeds from disposition of assets	199	1,227	1,473	160
Purchases of investments	—	(73)	(73)	(1,753)
Net cash used in investing activities	(55,500)	(49,266)	(152,308)	(162,858)
FINANCING ACTIVITIES
Proceeds from sale of common stock, net	57,265	—	58,368	25,888
Acquisition of treasury shares	—	—	(1,197)	(2,036)
Borrowing of debt	83,000	40,000	150,000	119,000
Repayment of debt	(132,000)	(118,000)	(265,000)	(39,000)
Dividends paid to common and preferred stockholders	(8,697)	(4,000)	(16,691)	(11,755)
Repayments of finance leases	(2,336)	(2,472)	(7,841)	(7,990)
Net cash (used in) provided by financing activities	(2,768)	(84,472)	(82,361)	84,107
Effect of exchange rates on cash	960	(556)	(220)	77
Net (decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(2,299)	(55,576)	(84,082)	(4,059)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	25,756	81,332	107,539	105,907
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$23,457	$25,756	$23,457	$101,848

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

HECLA MINING COMPANY

Condensed Consolidated Balance Sheets

(dollars and shares in thousands - unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$22,273	$106,374
Accounts receivable	56,936	33,116
Inventories	104,528	93,647
Other current assets	22,230	27,125
Total current assets	205,967	260,262
Investments	42,019	33,724
Restricted cash and cash equivalents	1,184	1,165
Property, plant and mine development, net	2,665,342	2,666,250
Operating lease right-of-use assets	5,173	8,349
Other non-current assets	36,026	41,354
Total assets	$2,955,711	$3,011,104

LIABILITIES
Current liabilities:
Accounts payable and other current accrued liabilities	$129,946	$123,643
Finance leases	7,299	9,752
Accrued reclamation and closure costs	10,261	9,660
Accrued interest	5,192	14,405
Current debt	35,874	—
Total current liabilities	188,572	157,460
Accrued reclamation and closure costs	108,329	110,797
Long-term debt including finance leases	496,631	653,063
Deferred tax liabilities	111,331	104,835
Other non-current liabilities	12,566	16,845
Total liabilities	917,429	1,043,000

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	159,185	156,076
Capital surplus	2,413,546	2,343,747
Accumulated deficit	(496,674)	(503,861)
Accumulated other comprehensive (loss) income, net	(2,883)	5,837
Treasury stock	(34,931)	(33,734)
Total stockholders’ equity	2,038,282	1,968,104
Total liabilities and stockholders’ equity	$2,955,711	$3,011,104

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

Non-GAAP Measures

(Unaudited)

Reconciliation of Total Cost of Sales to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations and for the Company for the three months ended September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023 and the nine months ended September 30, 2024 and 2023.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We use AISC, After By-product Credits, per Ounce as a measure of our mines' net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two units is not included as a by-product credit when calculating the gold metrics for Casa Berardi. We have not disclosed cost per ounce statistics for the Keno Hill operation as it is in the production ramp-up phase and has not met our definition of commercial production. Determination of when those criteria have been met requires the use of judgment, and our definition of commercial production may differ from that of other mining companies.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

In thousands (except per ounce amounts)	Three Months Ended September 30, 2024					Three Months Ended June 30, 2024					Nine Months Ended September 30, 2024					Nine Months Ended September 30, 2023
	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate and other(3)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate and other(3)	Total Silver	Greens Creek	Lucky Friday(2)	Keno Hill (4)	Corporate and other(3)	Total Silver	Greens Creek	Lucky Friday(2)	Keno Hill (4)	Corporate and other(3)	Total Silver
Total cost of sales	$73,597	$39,286	$19,809	—	$132,692	$56,786	$37,523	$28,950	$—	$123,259	$200,240	$104,328	$59,606	$—	$364,174	$189,664	$81,068	$17,582	$—	$288,314
Depreciation, depletion and amortization	(13,948)	(10,681)	(4,218)	—	(28,847)	(11,316)	(10,708)	(4,729)	—	(26,753)	(39,707)	(29,300)	(12,549)	—	(81,556)	(38,557)	(23,741)	(2,209)	—	(64,507)
Treatment costs	5,962	3,650	—	—	9,612	6,069	2,746	—	—	8,815	21,755	9,619	-	—	31,374	31,114	10,832	1,146	—	43,092
Change in product inventory	(8,125)	106	—	—	(8,019)	7,296	(115)	—	—	7,181	(3,025)	602	—	—	(2,423)	(2,479)	(3,313)	—	—	(5,792)
Reclamation and other costs	(1,825)	(241)	—	—	(2,066)	(882)	(311)	—	—	(1,193)	(3,362)	(654)	—	—	(4,016)	(214)	(826)	—	—	(1,040)
Exclusion of Lucky Friday cash costs (5)	—	—	—	—	—	—	—	—	—	—	—	(3,634)	—	—	(3,634)	—	(20)	—	—	(20)
Exclusion of Keno Hill cash costs (4)	—	—	(15,591)	—	(15,591)	—	—	(24,221)	—	(24,221)	—	—	(47,057)	—	(47,057)	—	—	(16,519)	—	(16,519)
Cash Cost, Before By-product Credits (1)	55,661	32,120	—	—	87,781	57,953	29,135	—	—	87,088	175,901	80,961	—	—	256,862	179,528	64,000	—	—	243,528
Reclamation and other costs	786	303	—	—	1,089	785	183	—	—	968	2,356	708	—	—	3,064	2,166	671	—	—	2,837
Sustaining capital	10,558	10,862	—	42	21,462	10,911	9,517	—	1,035	21,463	29,885	32,430	—	1,143	63,458	26,686	24,251	—	831	51,768
Exclusion of Lucky Friday sustaining costs (5)	—	—	—	—	—	—	—	—	—	—	—	(5,396)	—	—	(5,396)	—	(4,934)	—	—	(4,934)
General and administrative	—	—	—	10,401	10,401	—	—	—	14,740	14,740	—	—	—	36,357	36,357	—	—	—	30,449	30,449
AISC, Before By-product Credits (1)	67,005	43,285	—	10,443	120,733	69,649	38,835	—	15,775	124,259	208,142	108,703	—	37,500	354,345	208,380	83,988	—	31,280	323,648
By-product credits:
Zinc	(22,126)	(7,046)	—	—	(29,172)	(21,873)	(6,706)	—	—	(28,579)	(64,205)	(18,537)	—	—	(82,742)	(64,955)	(14,284)	—	—	(79,239)
Gold	(25,430)	—	—	—	(25,430)	(28,844)	—	—	—	(28,844)	(80,826)	—	—	—	(80,826)	(79,089)	—	—	—	(79,089)
Lead	(5,970)	(13,245)	—	—	(19,215)	(6,818)	(15,466)	—	—	(22,284)	(19,769)	(40,432)	—	—	(60,201)	(22,002)	(33,953)	—	—	(55,955)
Copper	(409)	—	—	—	(409)	—	—	—	—	—	(409)	—	—	—	(409)
Exclusion of Lucky Friday byproduct credits (5)	—	—	—	—	—	—	—	—	—	—	—	3,943	—	—	3,943	—	676	—	—	676
Total By-product credits	(53,935)	(20,291)	—	—	(74,226)	(57,535)	(22,172)	—	—	(79,707)	(165,209)	(55,026)	—	—	(220,235)	(166,046)	(47,561)	—	—	(213,607)
Cash Cost, After By-product Credits	$1,726	$11,829	$—	$—	$13,555	$418	$6,963	$—	$—	$7,381	$10,692	$25,935	$—	$—	$36,627	$13,482	$16,439	$—	$—	$29,921
AISC, After By-product Credits	$13,070	$22,994	$—	$10,443	$46,507	$12,114	$16,663	$—	$15,775	$44,552	$42,933	$53,677	$—	$37,500	$134,110	$42,334	$36,427	$—	$31,280	$110,041
Ounces produced	1,857	1,185			3,042	2,244	1,308			3,552	6,579	3,554			10,133	7,472	3,025			10,497
Exclusion of Lucky Friday ounces produced (5)	—	—			—	—	—			—	—	(253)			(253)	—	(41)			(41)
Divided by ounces produced	1,857	1,185			3,042	2,244	1,308			3,552	6,579	3,301			9,880	7,472	2,984			10,456
Cash Cost, Before By-product Credits, per Silver Ounce	$29.97	$27.11			$28.86	$25.83	$22.27			$24.52	$26.73	$24.53			$26.00	$24.03	$21.45			$23.29
By-product credits per ounce	(29.04)	(17.13)			(24.40)	(25.64)	(16.95)			(22.44)	(25.11)	(16.67)			(22.29)	(22.22)	(15.94)			(20.43)
Cash Cost, After By-product Credits, per Silver Ounce	$0.93	$9.98			$4.46	$0.19	$5.32			$2.08	$1.62	$7.86			$3.71	$1.81	$5.51			$2.86
AISC, Before By-product Credits, per Silver Ounce	$36.08	$36.53			$39.69	$31.04	$29.69			$34.98	$31.64	$32.93			$35.86	$27.89	$28.15			$30.95
By-product credits per ounce	(29.04)	(17.13)			(24.40)	(25.64)	(16.95)			(22.44)	(25.11)	(16.67)			(22.29)	(22.22)	(15.94)			(20.43)
AISC, After By-product Credits, per Silver Ounce	$7.04	$19.40			$15.29	$5.40	$12.74			$12.54	$6.53	$16.26			$13.57	$5.67	$12.21			$10.52

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

In thousands (except per ounce amounts)	Three Months Ended September 30, 2024			Three Months Ended June 30, 2024			Nine Months Ended September 30, 2024				Nine Months Ended September 30, 2023
	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi		Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other
Total cost of sales	$46,280	$6,827	$53,107	$67,340	$3,628	$70,968	$171,880		$14,340	$186,220	$162,396	$2,743	$165,139
Depreciation, depletion and amortization	(12,097)	—	(12,097)	(27,010)	—	(27,010)	(62,058)		—	(62,058)	(43,288)	(142)	(43,430)
Treatment costs	36	—	36	52	—	52	112		—	112	1,072	—	1,072
Change in product inventory	2,176	—	2,176	(550)	—	(550)	3,365		—	3,365	(5,345)	—	(5,345)
Reclamation and other costs	(207)	—	(207)	(206)	—	(206)	(622)		—	(622)	(655)	—	(655)
Exclusion of Other costs (6)	—	(6,827)	(6,827)	—	(3,628)	(3,628)	—		(14,340)	(14,340)	(2,851)	(2,601)	(5,452)
Cash Cost, Before By-product Credits (1)	36,188	—	36,188	39,626	—	39,626	112,677		—	112,677	111,329	—	111,329
Reclamation and other costs	207	—	207	206		206	622	—	—	622	655	—	655
Sustaining capital	6,054	—	6,054	2,667	—	2,667	13,582	—	—	13,582	29,175	—	29,175
AISC, Before By-product Credits (1)	42,449	—	42,449	42,499	—	42,499	126,881		—	126,881	141,159	—	141,159
By-product credits:
Silver	(163)	—	(163)	(183)	—	(183)	(489)		—	(489)	(390)	—	(390)
Total By-product credits	(163)	—	(163)	(183)	—	(183)	(489)		—	(489)	(390)	—	(390)
Cash Cost, After By-product Credits	$36,025	$—	$36,025	$39,443	$—	$39,443	$112,188		$—	$112,188	$110,939	$—	$110,939
AISC, After By-product Credits	$42,286	$—	$42,286	$42,316	$—	$42,316	$126,392		$—	$126,392	$140,769	$—	$140,769
Divided by gold ounces produced	21	—	21	23	—	23	66		—	66	68		68
Cash Cost, Before By-product Credits, per Gold Ounce	$1,762	$—	$1,762	$1,709	$—	$1,709	$1,714		$—	$1,714	$1,641	$—	$1,641
By-product credits per ounce	(8)	—	(8)	(8)	—	(8)	(7)		—	(7)	(6)	—	(6)
Cash Cost, After By-product Credits, per Gold Ounce	$1,754	$—	$1,754	$1,701	$—	$1,701	$1,707		$—	$1,707	$1,635	$—	$1,635
AISC, Before By-product Credits, per Gold Ounce	$2,067	$—	$2,067	$1,833	$—	$1,833	$1,930		$—	$1,930	$2,081	$—	$2,081
By-product credits per ounce	(8)	—	(8)	(8)	—	(8)	(7)		—	(7)	(6)	—	(6)
AISC, After By-product Credits, per Gold Ounce	$2,059	$—	$2,059	$1,825	$—	$1,825	$1,923		$—	$1,923	$2,075	$—	$2,075

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

In thousands (except per ounce amounts)	Three Months Ended September 30, 2024			Three Months Ended June 30, 2024			Nine Months Ended September 30, 2024			Nine Months Ended September 30, 2023
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$132,692	$53,107	$185,799	$123,259	$70,968	$194,227	$364,174	$186,220	$550,394	$288,314	$165,139	$453,453
Depreciation, depletion and amortization	(28,847)	(12,097)	(40,944)	(26,753)	(27,010)	(53,763)	(81,556)	(62,058)	(143,614)	(64,507)	(43,430)	(107,937)
Treatment costs	9,612	36	9,648	8,815	52	8,867	31,374	112	31,486	43,092	1,072	44,164
Change in product inventory	(8,019)	2,176	(5,843)	7,181	(550)	6,631	(2,423)	3,365	942	(5,792)	(5,345)	(11,137)
Reclamation and other costs	(2,066)	(207)	(2,273)	(1,193)	(206)	(1,399)	(4,016)	(622)	(4,638)	(1,040)	(655)	(1,695)
Exclusion of Lucky Friday cash costs (5)	—	—	—	—	—	—	(3,634)	—	(3,634)	(20)	—	(20)
Exclusion of Keno Hill cash costs (4)	(15,591)	—	(15,591)	(24,221)	—	(24,221)	(47,057)	—	(47,057)	(16,519)	—	(16,519)
Exclusion of Other costs (6)	—	(6,827)	(6,827)	—	(3,628)	(3,628)	—	(14,340)	(14,340)	—	(5,452)	(5,452)
Cash Cost, Before By-product Credits (1)	87,781	36,188	123,969	87,088	39,626	126,714	256,862	112,677	369,539	243,528	111,329	354,857
Reclamation and other costs	1,089	207	1,296	968	206	1,174	3,064	622	3,686	2,837	655	3,492
Sustaining capital	21,462	6,054	27,516	21,463	2,667	24,130	63,458	13,582	77,040	51,768	29,175	80,943
Exclusion of Lucky Friday sustaining costs (5)	—	—	—	—	—	—	(5,396)	—	(5,396)	(4,934)	—	(4,934)
General and administrative	10,401	—	10,401	14,740	—	14,740	36,357	—	36,357	30,449	—	30,449
AISC, Before By-product Credits (1)	120,733	42,449	163,182	124,259	42,499	166,758	354,345	126,881	481,226	323,648	141,159	464,807
By-product credits:
Zinc	(29,172)	—	(29,172)	(28,579)	—	(28,579)	(82,742)	—	(82,742)	(79,239)	—	(79,239)
Gold	(25,430)	—	(25,430)	(28,844)	—	(28,844)	(80,826)	—	(80,826)	(79,089)	—	(79,089)
Lead	(19,215)	—	(19,215)	(22,284)	—	(22,284)	(60,201)	—	(60,201)	(55,955)	—	(55,955)
Silver	—	(163)	(163)	—	(183)	(183)	—	(489)	(489)	—	(390)	(390)
Copper	(409)	—	(409)	—	—	—	(409)	—	(409)	—	—	—
Exclusion of Lucky Friday by-product credits (5)	—	—	—	—	—	—	3,943	—	3,943	676	—	676
Total By-product credits	(74,226)	(163)	(74,389)	(79,707)	(183)	(79,890)	(220,235)	(489)	(220,724)	(213,607)	(390)	(213,997)
Cash Cost, After By-product Credits	$13,555	$36,025	$49,580	$7,381	$39,443	$46,824	$36,627	$112,188	$148,815	$29,921	$110,939	$140,860
AISC, After By-product Credits	$46,507	$42,286	$88,793	$44,552	$42,316	$86,868	$134,110	$126,392	$260,502	$110,041	$140,769	$250,810
Ounces produced	3,042	21		3,552	23		10,133	66		10,497	68
Exclusion of Lucky Friday ounces produced (5)	—	—		—	—		(253)	—		(41)	—
Divided by ounces produced	3,042	21		3,552	23		9,880	66		10,456	68
Cash Cost, Before By-product Credits, per Ounce	$28.86	$1,762		$24.52	$1,709		$26.00	$1,714		$23.29	$1,641
By-product credits per ounce	(24.40)	(8)		(22.44)	(8)		(22.29)	(7)		(20.43)	(6)
Cash Cost, After By-product Credits, per Ounce	$4.46	$1,754		$2.08	$1,701		$3.71	$1,707		$2.86	$1,635
AISC, Before By-product Credits, per Ounce	$39.69	$2,067		$34.98	$1,833		$35.86	$1,930		$30.95	$2,081
By-product credits per ounce	(24.40)	(8)		(22.44)	(8)		(22.29)	(7)		(20.43)	(6)
AISC, After By-product Credits, per Ounce	$15.29	2,059		$12.54	1,825		$13.57	1,923		$10.52	2,075

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

In thousands (except per ounce amounts)	Three Months Ended March 31, 2024					Three Months Ended December 31, 2023					Three Months Ended September 30, 2023
	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)
Total cost of sales	$69,857	$27,519	$10,847	$—	$108,223	$70,231	$3,117	$17,936	$—	$91,284	$60,322	$14,344	$16,001	$—
Depreciation, depletion and amortization	(14,443)	(7,911)	(3,602)	—	(25,956)	(15,438)	(584)	(2,068)	—	(18,090)	(11,015)	(4,306)	(1,948)	—
Treatment costs	9,724	3,223	—	—	12,947	9,873	149	(76)	—	9,946	10,369	1,368	1,033	—
Change in product inventory	(2,196)	611	—	—	(1,585)	(1,787)	(1,851)	—	—	(3,638)	377	(2,450)	—	—
Reclamation and other costs	(655)	(102)	—	—	(757)	(534)	—	—	—	(534)	(348)	(168)	—	—
Exclusion of Lucky Friday cash costs (5)	—	(3,634)	—	—	(3,634)	—	(831)	—	—	(831)	—	(20)	—	—
Exclusion of Keno Hill cash costs (4)	—	—	(7,245)	—	(7,245)	—	—	(15,792)	—	(15,792)	—	—	(15,086)	—
Cash Cost, Before By-product Credits (1)	62,287	19,706	—	—	81,993	62,345	—	—	—	62,345	59,705	8,768	—	—
Reclamation and other costs	785	222	—	—	1,007	723	—	—	—	723	722	101	—	—
Sustaining capital	8,416	12,051	—	66	20,533	15,249	14,768	—	97	30,114	11,330	7,386	—	237
Exclusion of Lucky Friday sustaining costs (5)	—	(5,396)	—	—	(5,396)	—	(14,768)		—	(14,768)	—	(4,934)
General and administrative	—	—	—	11,216	11,216	—	—	—	12,273	12,273	—	—	—	7,596
AISC, Before By-product Credits (1)	71,488	26,583	—	11,282	109,353	78,317	—	—	12,370	90,687	71,757	11,321	—	7,833
By-product credits:
Zinc	(20,206)	(4,785)	—	—	(24,991)	(18,499)	(223)	—	—	(18,722)	(20,027)	(2,019)	—	—
Gold	(26,551)	—	—	—	(26,551)	(25,418)	—	—	—	(25,418)	(25,344)	—	—	—
Lead	(6,980)	(11,720)	—	—	(18,700)	(7,282)	(667)	—	—	(7,949)	(7,201)	(5,368)	—	—
Exclusion of Lucky Friday byproduct credits (5)		3,943	—	—	3,943	—	890			890	—	676
Total By-product credits	(53,737)	(12,562)	—	—	(66,299)	(51,199)	—	—	—	(51,199)	(52,572)	(6,711)	—	—
Cash Cost, After By-product Credits	$8,550	$7,144	$—	$—	$15,694	$11,146	$—	$—	$—	$11,146	$7,133	$2,057	$—	$—
AISC, After By-product Credits	$17,751	$14,021	$—	$11,282	$43,054	$27,118	$—	$—	$12,370	$39,488	$19,185	$4,610	$—	$7,833
Ounces produced	2,479	1,061			3,540	2,260	62			2,322	2,343	475
Exclusion of Lucky Friday ounces produced (5)	—	(253)			(253)	—	(62)			(62)	—	(41)
Divided by ounces produced	2,479	808			3,287	2,260	—			2,260	2,343	434
Cash Cost, Before By-product Credits, per Silver Ounce	$25.13	$24.41			$24.95	$27.59	N/A			$27.59	$25.48	$20.20
By-product credits per ounce	(21.68)	(15.56)			(20.17)	(22.65)	N/A			(22.65)	(22.44)	(15.46)
Cash Cost, After By-product Credits, per Silver Ounce	$3.45	$8.85			$4.78	$4.94	N/A			$4.94	$3.04	$4.74
AISC, Before By-product Credits, per Silver Ounce	$28.84	$32.92			$33.27	$34.65	N/A			$40.13	$30.62	$26.09
By-product credits per ounce	(21.68)	(15.56)			(20.17)	(22.65)	N/A			(22.65)	(22.44)	(15.46)
AISC, After By-product Credits, per Silver Ounce	$7.16	$17.36			$13.10	$12.00	N/A			$17.48	$8.18	$10.63

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

In thousands (except per ounce amounts)	Three Months Ended March 31, 2024			Three Months Ended December 31, 2023			Three Months Ended September 30, 2023
	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other
Total cost of sales	$58,260	$3,885	$62,145	$58,945	$3,596	$62,541	$56,822	$940	$57,762
Depreciation, depletion and amortization	(22,951)	—	(22,951)	(22,749)	2	(22,747)	(18,980)	32	(18,948)
Treatment costs	24	—	24	37	—	37	254	—	254
Change in product inventory	1,739	—	1,739	2,432	—	2,432	(1,977)	—	(1,977)
Reclamation and other costs	(209)	—	(209)	(216)	—	(216)	(219)	—	(219)
Exclusion of Other costs (6)	—	(3,885)	(3,885)	—	(3,598)	(3,598)	—	(972)	(972)
Cash Cost, Before By-product Credits (1)	36,863	—	36,863	38,449	—	38,449	35,900	—	35,900
Reclamation and other costs	209	—	209	216	—	216	219	—	219
Sustaining capital	4,861	—	4,861	5,796	—	5,796	5,133	—	5,133
AISC, Before By-product Credits (1)	41,933	—	41,933	44,461	—	44,461	41,252	—	41,252
By-product credits:
Silver	(143)	—	(143)	(132)	—	(132)	(119)	—	(119)
Total By-product credits	(143)	—	(143)	(132)	—	(132)	(119)	—	(119)
Cash Cost, After By-product Credits	$36,720	$—	$36,720	$38,317	$—	$38,317	$35,781	$—	$35,781
AISC, After By-product Credits	$41,790	$—	$41,790	$44,329	$—	$44,329	$41,133	$—	$41,133
Divided by gold ounces produced	22	—	22	23	—	23	24	—	24
Cash Cost, Before By-product Credits, per Gold Ounce	$1,675	$—	$1,675	$1,708	$—	$1,708	$1,480	$—	$1,480
By-product credits per ounce	(6)	—	(6)	(6)	—	(6)	(5)	—	(5)
Cash Cost, After By-product Credits, per Gold Ounce	$1,669	$—	$1,669	$1,702	$—	$1,702	$1,475	$—	$1,475
AISC, Before By-product Credits, per Gold Ounce	$1,905	$—	$1,905	$1,975	$—	$1,975	$1,700	$—	$1,700
By-product credits per ounce	(6)	—	(6)	(6)	—	(6)	(5)	—	(5)
AISC, After By-product Credits, per Gold Ounce	$1,899	$—	$1,899	$1,969	$—	$1,969	$1,695	$—	$1,695

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

In thousands (except per ounce amounts)	Three Months Ended March 31, 2024			Three Months Ended December 31, 2023			Three Months Ended September 30, 2023
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$108,223	$62,145	$170,368	$91,284	$62,541	$153,825	$90,667	$57,762	$148,429
Depreciation, depletion and amortization	(25,956)	(22,951)	(48,907)	(18,090)	(22,747)	(40,837)	(17,269)	(18,948)	(36,217)
Treatment costs	12,947	24	12,971	9,946	37	9,983	12,770	254	13,024
Change in product inventory	(1,585)	1,739	154	(3,638)	2,432	(1,206)	(2,073)	(1,977)	(4,050)
Reclamation and other costs	(757)	(209)	(966)	(534)	(216)	(750)	(516)	(219)	(735)
Exclusion of Lucky Friday cash costs (5)	(3,634)	—	(3,634)	(831)	—	(831)	(20)	—	(20)
Exclusion of Keno Hill cash costs (4)	(7,245)	—	(7,245)	(15,792)	—	(15,792)	(15,086)	—	(15,086)
Exclusion of Other costs (6)	—	(3,885)	(3,885)	—	(3,598)	(3,598)	—	(972)	(972)
Cash Cost, Before By-product Credits (1)	81,993	36,863	118,856	62,345	38,449	100,794	68,473	35,900	104,373
Reclamation and other costs	1,007	209	1,216	723	216	939	823	219	1,042
Sustaining capital	20,533	4,861	25,394	30,114	5,796	35,910	18,953	5,133	24,086
Exclusion of Lucky Friday sustaining costs	(5,396)	—	(5,396)	(14,768)	—	(14,768)	(4,934)	—	(4,934)
General and administrative	11,216	—	11,216	12,273	—	12,273	7,596	—	7,596
AISC, Before By-product Credits (1)	109,353	41,933	151,286	90,687	44,461	135,148	90,911	41,252	132,163
By-product credits:
Zinc	(24,991)	—	(24,991)	(18,722)	—	(18,722)	(22,046)	—	(22,046)
Gold	(26,551)	—	(26,551)	(25,418)	—	(25,418)	(25,344)	—	(25,344)
Lead	(18,700)	—	(18,700)	(7,949)	—	(7,949)	(12,569)	—	(12,569)
Silver	—	(143)	(143)	0	(132)	(132)	—	(119)	(119)
Exclusion of Lucky Friday byproduct credits (5)	3,943	—	3,943	890	—	890	676	—	676
Total By-product credits	(66,299)	(143)	(66,442)	(51,199)	(132)	(51,331)	(59,283)	(119)	(59,402)
Cash Cost, After By-product Credits	$15,694	$36,720	$52,414	$11,146	$38,317	$49,463	$9,190	$35,781	$44,971
AISC, After By-product Credits	$43,054	$41,790	$84,844	$39,488	$44,329	$83,817	$31,628	$41,133	$72,761
Ounces produced	3,540	22		2,322	23		2,818	24
Exclusion of Lucky Friday ounces produced (5)	(253)	—		(62)	—		(41)	—
Divided by ounces produced	3,287	22		2,260	23		2,777	24
Cash Cost, Before By-product Credits, per Ounce	$24.95	$1,675		$27.59	1,708		$24.66	$1,480
By-product credits per ounce	(20.17)	(6)		(22.65)	(6)		(21.35)	(5)
Cash Cost, After By-product Credits, per Ounce	$4.78	$1,669		$4.94	$1,702		$3.31	$1,475
AISC, Before By-product Credits, per Ounce	$33.27	$1,905		$40.13	$1,975		$32.74	$1,700
By-product credits per ounce	(20.17)	(6)		(22.65)	(6)		(21.35)	(5)
AISC, After By-product Credits, per Ounce	$13.10	$1,899		$17.48	$1,969		$11.39	$1,695

(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.

(3)

Other includes $6.8 million, $3.6 million, $3.9 million, $3.6 million, and $0.9 million of total cost of sales for the three months ended September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023, and September 30, 2023 respectively, and $14.3 million and $2.7 million for the nine months ended September 30, 2024 and 2023, related to the Company's environmental remediation services business and Nevada operations.

(4)

Keno Hill is in the ramp-up phase of production and is excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

(5)

Lucky Friday operations were suspended in August 2023 following the underground fire in the #2 shaft secondary egress. The portion of cash costs, sustaining costs, by-product credits, and silver production incurred since the suspension are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(6)

During the nine months ended September 30, 2023, the Company completed the necessary studies to conclude usage of the F-160 pit as a tailings storage facility after mining is complete. As a result, a portion of the mining costs have been excluded from Cash Cost, Before By-product Credits and AISC, Before By-product Credits.

2024 Guidance, Previous and Current Estimates: Reconciliation of Cost of Sales to Non-GAAP Measures

In thousands (except per ounce amounts)	Previous estimate for Twelve Months Ended December 31, 2024
	Greens Creek	Lucky Friday	Corporate(3)		Total Silver		Casa Berardi		Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$252,000	$134,000			$386,000		$214,000		$214,000
Depreciation, depletion and amortization	(44,000)	(38,000)			(82,000)		(67,000)		(67,000)
Treatment costs	28,000	11,000			39,000		0		0
Change in product inventory	—	(2,000)			(2,000)		—		—
Reclamation and other costs	0	—			—		—		—
Cash Cost, Before By-product Credits (1)	236,000	105,000			341,000	—	147,000	—	147,000
Reclamation and other costs	3,000	1,000			4,000		1,000		1,000
Sustaining capital	51,000	44,000	1,101		96,101		16,000		16,000
General and administrative	-	-	50,463		50,463		—		—
AISC, Before By-product Credits (1)	290,000	150,000	51,564	—	491,564	—	164,000	—	164,000
By-product credits:
Zinc	(89,000)	(26,000)			(115,000)		—		—
Gold	(98,000)	—			(98,000)		—		—
Lead	(28,000)	(56,000)			(84,000)		—		—
Silver	0	0			—		(600)		(600)
Total By-product credits	(215,000)	(82,000)	—		(297,000)		(600)		(600)
Cash Cost, After By-product Credits	$21,000	$23,000	$—		$44,000		$146,400		$146,400
AISC, After By-product Credits	$75,000	$68,000	$51,564		$194,564		$163,400		$163,400
Divided by ounces produced	9,000	5,150			14,150		83.5		83.5
Cash Cost, Before By-product Credits, per Ounce	$26.22	$20.39			$24.10		$1,760		$1,760
By-product credits per ounce	(23.89)	(15.92)			(20.99)		(7)		(7)
Cash Cost, After By-product Credits, per Ounce	$2.33	$4.47			$3.11		$1,753		$1,753
AISC, Before By-product Credits, per Ounce	$32.22	$29.13			$34.74		$1,964		$1,964
By-product credits per ounce	(23.89)	(15.92)			(20.99)		(7)		(7)
AISC, After By-product Credits, per Ounce	$8.33	$13.21			$13.75		$1,957		$1,957

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

In thousands (except per ounce amounts)	Current estimate for Twelve Months Ended December 31, 2024
	Greens Creek	Lucky Friday	Corporate(3)		Total Silver		Casa Berardi		Total Gold
Total cost of sales	$265,000	$140,000			$405,000		$215,000		$215,000
Depreciation, depletion and amortization	(54,000)	(39,000)			(93,000)		(71,500)		(71,500)
Treatment costs	28,000	11,000			39,000		0		0
Change in product inventory	—	(2,000)			(2,000)		2,000		2,000
Reclamation and other costs	(7,500)	—			(7,500)		—		—
Cash Cost, Before By-product Credits (1)	231,500	110,000			341,500	—	145,500	—	145,500
Reclamation and other costs	3,000	1,000			4,000		1,000		1,000
Sustaining capital	50,000	40,000	1,143		91,143		18,500		18,500
General and administrative	-	-	48,346		48,346		—		—
AISC, Before By-product Credits (1)	284,500	151,000	49,489	—	484,989	—	165,000	—	165,000
By-product credits:
Zinc	(86,000)	(25,000)			(111,000)		—		—
Gold	(103,000)	—			(103,000)		—		—
Lead	(27,000)	(53,500)			(80,500)		—		—
Copper	(500)	—			(500)		—		—
Silver	0	0			—		(600)		(600)
Total By-product credits	(216,500)	(78,500)	—		(295,000)		(600)		(600)
Cash Cost, After By-product Credits	$15,000	$31,500	$—		$46,500		$144,900		$144,900
AISC, After By-product Credits	$68,000	$72,500	$49,489		$189,989		$164,400		$164,400
Divided by ounces produced	8,800	4,850			13,650		85.5		85.5
Cash Cost, Before By-product Credits, per Ounce	$26.31	$22.68			$25.02		$1,702		$1,702
By-product credits per ounce	(24.60)	(16.19)			(21.61)		(7)		(7)
Cash Cost, After By-product Credits, per Ounce	$1.71	$6.49			$3.41		$1,695		$1,695
AISC, Before By-product Credits, per Ounce	$32.33	$31.13			$35.53		$1,930		$1,930
By-product credits per ounce	(24.60)	(16.19)			(21.61)		(7)		(7)
AISC, After By-product Credits, per Ounce	$7.73	$14.95			$13.91		$1,923		$1,923

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of assets, foreign exchange gains and losses, write down of property, plant and equipment, fair value adjustments, net, interest and other income, provisions for environmental matters, stock-based compensation, provisional price gains and losses, monetization of zinc and lead hedges and inventory adjustments. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net income (loss) and debt to adjusted EBITDA and net debt:

Dollars are in thousands	3Q-2024	2Q-2024	1Q-2024	4Q-2023	3Q-2023	LTM September 30, 2024	FY 2023
Net income (loss)	$1,761	$27,870	$(5,753)	$(42,935)	$(22,415)	$(19,057)	$(84,217)
Interest expense	10,901	12,505	12,644	12,133	10,710	48,183	$43,319
Income and mining tax expense (benefit)	11,450	9,080	1,815	(5,682)	(1,500)	16,663	$1,222
Depreciation, depletion and amortization	44,118	53,921	51,226	51,967	37,095	201,232	$163,672
Ramp-up and suspension costs	11,295	4,272	10,926	23,814	21,025	50,307	$72,498
(Gain) loss on disposition of assets	(31)	(1,196)	69	1,043	(119)	(115)	$849
Foreign exchange loss (gain)	3,246	(2,673)	(3,982)	4,244	(4,176)	835	$3,810
Write down of property, plant and equipment	14,464	—	—	—	—	14,464	$—
Fair value adjustments, net	(3,654)	(5,002)	1,852	(8,699)	6,397	(15,503)	$(2,925)
Provisional price gains	(5,080)	(10,937)	(3,533)	(5,930)	(8,064)	(25,480)	$(18,230)
Provision for closed operations and environmental matters	1,542	1,153	986	1,164	2,256	4,845	$7,575
Stock-based compensation	2,255	2,982	1,164	1,476	2,434	7,877	$6,598
Inventory adjustments	178	2,225	7,671	4,487	8,814	14,561	$20,819
Monetization of zinc hedges	(2,356)	(2,125)	(1,977)	(3,753)	(5,582)	(10,211)	$(4,447)
Other	(1,230)	(1,180)	(1,511)	(422)	(624)	(4,343)	$(1,744)
Adjusted EBITDA	$88,859	$90,895	$71,597	$32,907	$46,251	$284,258	$208,799
Total debt						$539,804	$662,815
Less: Cash and cash equivalents						22,273	106,374
Net debt						$517,531	$556,441
Net debt/LTM adjusted EBITDA (non-GAAP)						1.8	2.7

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

Reconciliation of Net Income (Loss) Applicable to Common Stockholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands	3Q-2024	2Q-2024	1Q-2024	4Q-2023	3Q-2023	YTD-2024	YTD-2023
Net income (loss) applicable to common stockholders	$1,623	$27,732	$(5,891)	$(43,073)	$(22,553)	$23,464	$(41,696)
Adjusted for items below:
Fair value adjustments, net	(3,654)	(5,002)	1,852	(8,699)	6,397	(6,804)	5,774
Provisional pricing gains	(5,080)	(10,937)	(3,533)	(5,930)	(8,064)	(19,550)	(12,300)
Environmental accruals	—	—	—	200	763	—	2,752
Write down of property, plant and equipment	14,464	—	—	—	—	14,464	—
Foreign exchange loss (gain)	3,246	(2,673)	(3,982)	4,244	(4,176)	(3,409)	(434)
Ramp-up and suspension costs	11,295	4,272	10,926	23,814	21,025	26,493	48,684
(Gain) loss on disposition of assets	(31)	(1,196)	69	1,043	(119)	(1,158)	(194)
Inventory adjustments	178	2,225	7,671	4,487	8,814	10,074	16,332
Monetization of zinc hedges	(2,356)	(2,125)	(1,977)	(3,753)	(5,582)	(6,458)	(694)
Adjusted income (loss) applicable to common stockholders	$19,685	$12,296	$5,135	$(27,667)	$(3,495)	$37,116	$18,224
Weighted average shares - basic	621,921	617,106	616,199	610,547	607,896	618,419	604,028
Weighted average shares - diluted	625,739	622,206	616,199	610,547	607,896	621,792	604,028
Basic adjusted net income (loss) per common stock (in cents)	0.03	0.02	0.01	(0.04)	(0.01)	0.06	0.03
Diluted adjusted net income (loss) per common stock (in cents)	0.03	0.02	0.01	(0.04)	(0.01)	0.06	0.03

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to property, plant and mine development. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended		Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Cash provided by operating activities	$55,009	$78,718	$150,807	$74,615
Less: Additions to property, plant and mine development	$(55,699)	$(50,420)	$(153,708)	$(161,265)
Free cash flow	$(690)	$28,298	$(2,901)	$(86,650)

Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to property, plant and mine development. Cash provided by operating activities for our silver operations, the Greens Creek and Lucky Friday operating segments, excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance.

Dollars are in thousands	Total Silver Operations	Nine Months Ended September 30,	Years Ended December 31,
		2024	2023	2022	2021	2020
Cash provided by operating activities	$1,082,821	$232,090	$214,883	$188,434	$271,309	$176,105
Exploration	$25,213	$6,887	$7,815	$5,920	$4,591	$-
Less: Additions to property, plant and mine development	$(364,979)	$(68,981)	$(108,879)	$(87,890)	$(53,768)	$(45,461)
Free cash flow	$743,055	$169,996	$113,819	$106,464	$222,132	$130,644

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

Table A

Assay Results – Q3 2024

Keno Hill (Yukon)	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Surface (feet)
Underground	Bermingham, Bear Vein	BMUG24-141	148/-20	159.6	164.0	2.2	57.3	0.01	0.3	1.0	1017
	Bermingham, Bear Vein	Including		159.6	161.7	1.1	113.5	0.02	0.0	1.6	1017
	Bermingham, Bear Vein	BMUG24-143	140/-22	202.3	208.3	3.4	24.3	0.00	0.1	0.0	1037
	Bermingham, Bear Vein	Including		204.9	208.3	1.9	42.3	0.00	0.2	0.3	1037
	Bermingham, Footwall Vein	BMUG24-134	148/-15	363.3	370.7	5.7	36.9	0.01	8.4	6.1	1076
	Bermingham, Footwall Vein	BMUG24-137	127/-11	302.9	321.6	15.5	25.9	0.01	2.4	3.0	1030
	Bermingham, Footwall Vein	Including		309.4	319.3	8.2	46.2	0.01	4.4	5.0	1030
	Bermingham, Footwall Vein	BMUG24-138	153/-21	420.7	435.1	10.2	63.8	0.01	6.7	6.4	1132
	Bermingham, Footwall Vein	Including		420.7	429.8	6.4	99.6	0.01	10.7	9.8	1132
	Bermingham, Footwall Vein	BMUG24-141	148/-20	392.6	407.1	10.6	18.0	0.00	0.9	0.1	1119
	Bermingham, Footwall Vein	Including		405.8	407.1	0.9	120.2	0.02	2.4	0.4	1119
	Bermingham, Footwall Vein	BMUG24-142	140/-18	333.9	363.9	23.0	5.8	0.00	1.6	0.3	1076
	Bermingham, Footwall Vein	Including		335.8	337.5	1.3	29.3	0.00	17.3	0.1	1076
	Bermingham, Footwall Vein	BMUG24-143	140/-22	421.3	456.9	27.7	15.6	0.01	3.0	0.3	1135
	Bermingham, Footwall Vein	Including		447.8	454.9	5.5	52.1	0.01	11.1	0.4	1135
	Bermingham, Footwall Vein	BMUG24-144	134/-15	329.7	341.2	8.7	27.3	0.00	5.4	1.1	1066
	Bermingham, Footwall Vein	Including		334.6	341.2	5.0	43.5	0.00	9.6	1.2	1066
	Bermingham, Footwall Vein	BMUG24-146	125/-21	382.7	399.3	10.8	22.9	0.00	3.9	1.1	1132
	Bermingham, Footwall Vein	Including		395.3	396.4	0.7	260.2	0.02	40.0	8.4	1132
	Flame & Moth, Vein 1	FMUG24-051	255/5	252.7	257.9	3.6	10.5	0.00	1.3	3.6	341
	Flame & Moth, Vein 1	FMUG24-052	255/15	297.7	301.7	3.0	28.2	0.02	1.3	2.2	276
	Flame & Moth, Vein 1	FMUG24-054	240/-41	214.2	236.2	17.1	38.1	0.02	4.9	8.4	545
	Flame & Moth, Vein 1	FMUG24-055	254/-57	207.3	225.4	14.8	71.6	0.01	11.6	11.2	577
	Flame & Moth, Vein 1	FMUG24-056	234/-54	244.1	289.2	31.3	38.1	0.01	2.3	10.8	627
	Flame & Moth, Vein 1	FMUG24-057	225/-44	278.3	322.8	26.1	19.1	0.02	1.2	12.6	614
	Flame & Moth, Vein 1	Including		286.5	290.4	2.2	33.5	0.02	2.0	11.3	614
	Flame & Moth, Vein 1	Including		306.9	322.8	9.4	23.2	0.02	0.9	7.7	614
	Flame & Moth, Vein 1	FMUG24-058	261/11	244.8	251.6	5.8	23.3	0.00	2.2	2.7	318
	Flame & Moth, Vein 1	Including		244.8	245.6	0.7	124.2	0.02	8.6	13.0	318
	Flame & Moth, Vein 1	FMUG24-059	300/-65	200.0	220.1	16.1	50.3	0.01	2.1	10.7	600
	Flame & Moth, Vein 1	Including		200.8	218.2	13.9	55.4	0.02	2.1	11.3	600
	Flame & Moth, Vein 1	FMUG24-060	270/-66	213.8	232.3	14.3	37.7	0.02	2.9	12.3	607
	Flame & Moth, Vein 1	Including		215.9	227.9	9.3	51.8	0.02	2.8	15.2	607
	Flame & Moth, Vein 1	FMUG24-061	245/-15	250.3	252.6	1.9	14.1	0.00	0.7	0.9	443
	Flame & Moth, Vein 1	FMUG24-062	230/-35	247.7	276.2	19.8	30.3	0.01	5.5	13.2	548
Surface	Bermingham, Ruby Vein	K-24-0884	308/-70	884.3	891.3	4.8	0.1	0.06	0.0	0.1	757
	Bermingham, Ruby Vein	K-24-0885	328/-75	713.9	716.3	1.8	3.8	0.00	0.0	0.0	656
	Bermingham, Ruby Vein	K-24-0886	322/-64	583.0	583.4	0.3	4.5	0.00	0.9	1.5	502
	Bermingham, Ruby Vein	K-24-0891	303/-75	759.9	762.1	1.0	0.6	0.00	0.0	0.0	728
	Bermingham, Bear	K-24-0884	308/-70	991.1	994.3	1.7	11.9	0.00	0.5	0.4	845
	Bermingham Deep, Aho Vein	K-24-0888	308/-58	1808.3	1820.9	7.4	0.0	0.00	0.0	0.0	1478
	Bermingham Deep, Main Vein	K-24-0899	324/-69	1937.2	1965.9	25.6	1.5	0.00	0.3	0.7	1720
	Bermingham Deep, Footwall Vein	K-24-0899	324/-69	2248.0	2262.0	9.2	2.1	0.00	0.4	0.0	1991
	Bermingham, Townsite Vein	K-24-0886	322/-64	614.1	617.5	2.7	28.4	0.01	0.7	0.3	528
	Bermingham, Townsite Vein	Including		614.1	615.0	0.6	112.6	0.04	2.6	0.0	528
	Bermingham, Townsite Vein	K-24-0889	303/-75	728.3	730.1	1.2	0.1	0.01	0.0	0.0	686
	Bermingham, Townsite Vein 1	K-24-0880	288/-71	1291.1	1291.7	0.5	1.7	0.02	0.0	0.0	1133
	Bermingham, Townsite Vein 1	K-24-0881	284/-51	928.4	929.4	0.7	6.3	0.00	0.2	0.2	664
	Bermingham, Townsite Vein 2	K-24-0880	288/-71	1368.1	1377.3	7.1	0.0	0.00	0.0	0.0	1201
	Bermingham, Townsite Vein 2	K-24-0877	306/-72	1195.9	1200.2	3.9	26.4	0.02	2.3	0.3	1003
	Elsa 17, Unknown Structure	K-24-0894	354/-53	480.2	482.3	2.1	48.0	0.00	0.0	0.0	336
	Elsa 17, Dixie Vein	K-24-0894	354/-53	751.2	756.0	4.0	0.2	0.00	0.0	0.0	508
	Elsa 17, Dixie Vein	K-24-0895	0/-74	893.8	896.4	1.7	6.1	0.00	0.2	0.2	801
	Elsa 17, Dixie Vein	K-24-0896	1/-74	677.0	678.0	0.8	0.2	0.00	0.0	0.0	395
	Elsa 17, Dixie Vein	K-24-0898	257/-47	741.9	743.3	0.8	0.4	0.00	0.0	0.0	649

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

Greens Creek (Alaska)	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Surface (feet)
Underground	NWW	GC6391	63/-78	293.0	295.9	2.9	6.7	0.08	12.6	2.9	-578
	NWW	GC6391	63/-78	308.9	310.5	1.6	20.0	0.03	16.3	4.0	-578
	200 South	GC6401	262/-82	0.0	4.5	4.4	8.7	0.01	7.3	3.8	-1359
	200 South	GC6401	262/-82	36.6	40.8	4.1	6.9	0.04	7.0	3.5	-1389
	200 South	GC6401	262/-82	50.5	53.7	3.2	16.7	0.03	9.2	3.6	-1409
	200 South	GC6401	262/-82	110.6	123.9	13.1	8.3	0.03	2.8	1.7	-1499
	200 South	GC6441	63/55	100.9	105.5	4.1	4.7	0.03	14.8	7.8	-1169
	200 South	GC6441	63/55	110.2	111.2	0.9	6.0	0.01	8.7	10.5	-1169
	200 South	GC6442	243/87	5.3	11.1	5.0	5.5	0.01	9.7	4.5	-1209
	200 South	GC6442	243/87	36.0	56.0	17.4	7.2	0.00	6.9	3.4	-1238
	200 South	GC6444	243/-47	365.0	418.0	23.6	20.6	0.02	0.7	0.3	-1522
	200 South	GC6448	243/-8	74.5	76.5	1.6	21.8	0.02	11.1	5.9	-1297
	200 South	GC6449	254/-12	69.5	77.2	7.3	10.5	0.02	5.3	3.1	-1300
	200 South	GC6451	256/-46	311.0	356.7	28.1	22.0	0.02	2.0	1.1	-1507
	200 South	GC6452	232/-68	772.0	782.0	9.4	50.5	0.09	1.1	0.5	-2849
	200 South	GC6452	232/-68	807.7	809.5	1.7	22.7	0.29	0.3	0.1	-2059
	200 South	GC6452	232/-68	814.0	818.4	4.1	10.8	0.13	0.4	0.2	-2069
	200 South	GC6453	232/-65	22.7	37.0	14.1	7.2	0.29	26.2	7.3	-749
	200 South	GC6453	232/-65	60.7	62.8	2.1	4.6	0.06	32.7	2.3	-784
	200 South	GC6453	232/-65	94.0	105.6	11.4	1.1	0.01	20.6	3.4	-859
	200 South	GC6453	232/-65	650.7	677.6	20.6	10.1	0.10	9.4	3.6	-1269
	200 South	GC6454	243/-32	348.0	395.0	33.8	74.0	0.03	4.7	2.2	-1551
	200 South	GC6457	243/-54	421.1	422.3	0.4	21.1	0.01	1.4	0.7	-1624
	200 South	GC6461	128/-81	383.3	384.9	1.5	14.0	0.02	7.5	3.6	-1069
	200 South	GC6461	128/-81	443.0	453.0	8.7	16.2	0.11	5.8	3.1	-1059
	200 South	GC6465	223/-67	772.0	787.0	10.6	22.4	0.05	0.6	0.3	-2016
	200 South	GC6467	267/-78	695.0	696.0	0.6	21.8	0.02	9.8	6.4	-1977
	200 South	GC6467	267/-78	711.5	719.0	4.8	29.0	0.02	7.2	4.7	-1992
	200 South	GC6471	237/-85	862.9	865.9	2.9	2.3	0.00	12.6	5.7	-2159
	200 South	GC6473	237/-73	615.0	616.4	1.4	1.8	0.01	13.8	8.9	-1881
	9A	GC6455	71/-52	21.5	27.5	5.7	9.4	0.01	18.0	8.9	32
	9A	GC6455	71/-52	46.0	47.0	1.0	5.4	0.02	10.6	5.4	32
	9A	GC6458	75/-33	13.0	27.4	14.2	8.1	0.13	6.4	2.8	18
	9A	GC6466	34/-39	124.7	129.4	4.6	5.2	0.02	13.2	5.9	-70
	9A	GC6468	63/-31	121.5	122.7	1.2	12.4	0.09	19.8	5.5	-52
	9A	GC6469	63/-66	164.0	176.9	12.7	6.3	0.10	12.8	4.3	-139
	9A	GC6469	63/-66	185.5	187.0	1.5	5.9	0.29	0.9	0.4	-159
	9A	GC6470	105/-72	198.5	228.6	30.1	7.4	0.13	10.3	3.8	-189
	SWB	GC6407	255/14	165.3	168.0	2.0	23.2	0.03	13.1	6.9	50
	SWB	GC6407	255/14	199.8	203.0	2.4	9.3	0.11	7.3	3.9	50
	SWB	GC6407	255/14	218.8	223.7	3.6	5.5	0.02	11.7	4.7	50
	SWB	GC6407	255/14	233.3	235.2	1.4	26.5	0.12	6.5	3.3	50
	SWB	GC6407	255/14	335.3	338.0	2.5	5.9	0.02	13.1	6.2	76
	SWB	GC6410	125/-58	123.0	126.0	2.5	11.4	0.03	4.7	2.0	-122
	SWB	GC6412	68/-86	63.0	73.0	10.0	19.2	0.03	9.4	5.4	-79
	SWB	GC6413	244/18	201.0	203.2	2.2	14.9	0.03	6.2	3.6	51
	SWB	GC6416	140/-61	88.0	90.2	2.2	40.9	0.06	21.5	17.1	-101
	SWB	GC6440	308/-75	325.0	344.7	19.0	51.4	0.52	9.3	4.9	-1001
	SWB	GC6440	308/-75	383.7	390.0	6.1	20.0	0.18	2.0	3.5	-1060
	SWB	GC6445	292/-69	457.5	462.7	4.5	11.3	0.17	9.6	4.1	-1108
	SWB	GC6450	282/-72	339.5	347.0	6.3	45.6	0.72	10.5	5.1	-1009
	SWB	GC6450	282/-72	458.0	465.3	5.2	16.1	0.03	12.1	6.5	-1118
	SWB	GC6450	282/-72	501.3	508.8	5.3	13.4	0.24	8.8	4.1	-1166
	Gallagher	GC6478	268/-81	19.5	29.7	9.9	6.8	0.08	2.2	1.0	-756
	Gallagher	GC6478	268/-81	70.3	73.0	2.7	51.4	0.32	9.3	3.7	-805
	West	GC6385	92/-8	266.0	292.0	25.6	12.0	0.14	6.9	2.8	-419
	West	GC6472	66/-13	17.0	22.2	5.2	15.5	0.46	35.7	9.9	-494
	West	GC6472	66/-13	61.8	72.7	10.7	5.6	0.16	13.1	2.3	-499
	West	GC6472	66/-13	335.0	338.5	3.4	5.2	0.05	20.2	4.8	-569
	West	GC6472	66/-13	347.0	349.6	2.6	15.5	0.04	14.9	4.9	-569

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com

	West	GC6476	88/48	1.0	4.2	2.9	2.1	0.29	14.2	2.0	-475
	West	GC6476	88/48	14.0	18.2	3.9	18.7	0.23	2.4	0.8	-463
	West	GC6476	88/48	39.0	51.3	11.3	30.0	0.45	20.0	7.5	-442
	West	GC6490	64/-14	624.2	631.0	4.1	49.7	0.77	9.2	4.8	-115
	West	GC6492	64/-18	609.0	613.3	4.2	18.3	0.62	1.4	0.4	-157
	West	GC6499	59/-12	513.0	515.0	2.0	3.1	0.11	12.5	6.1	-69
	West	GC6499	59.4/-12	670.0	678.0	8.0	16.1	0.19	5.9	2.8	-69
SURFACE	Upper Plate	PS0480	230/-62	299.6	304.4	3.7	6.2	0.01	10.4	4.5	376
	Upper Plate	PS0480	230/-62	313.5	320.1	6.1	12.3	0.02	4.4	2.0	376
	Upper Plate	PS0481	211/-77	265.3	272.8	5.9	8.0	0.03	6.4	2.8	374
	Upper Plate	PS0484	83/48	406.4	409.2	2.1	15.6	0.02	3.4	1.4	304
	Upper Plate	PS0484	83/48	421.7	438.7	11.6	22.2	0.02	1.4	0.7	288

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla.com